Exhibit 99

  News

Arch Chemicals, Inc. 501 Merritt 7, P.O. Box 5204. Norwalk, CT 06856-5204

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS FOURTH QUARTER AND FULL-YEAR 2007 EARNINGS

Highlights:

•

2007 earnings from continuing operations were $2.00 per share, which includes $0.30 per share of special items. Excluding special items, earnings were $2.30 per share, a 46 percent increase over the prior year.

•	Fourth quarter 2007 earnings from continuing operations of $0.42 per share ($0.41 per share before special items) include a net benefit from the favorable antidumping duty ruling of $0.30 per share.

•	For the full-year 2008, sales are expected to grow by four to six percent and earnings from continuing operations before special items are expected to be in the $2.55 to $2.65 per share range.

NORWALK, Conn., February 7, 2008 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced full-year sales of $1,487.6 million in 2007, a six percent increase, compared to $1,402.9 million reported in 2006. Earnings per share from continuing operations for the full-year 2007 were $2.00 per share on $49.3 million of income. Included in the 2007 operating results is $7.5 million of special items, or $0.30 per share. Excluding these special items, earnings per share from continuing operations grew to $2.30 on $56.8 million of income for 2007. The special items consist of restructuring and related asset impairment charges ($14.1 million), a net charge for income tax rate changes in the United Kingdom and Italy ($1.2 million), and a gain on the completion of a contract with the U.S. Government ($7.8 million).

Segment operating income was $115.8 million in 2007 compared to $76.5 million in 2006. Included in the 2007 segment operating income is a $12.8 million gain related to the completion of the contract with the U.S. Government. Excluding the gain, segment operating income was $103.0 million in 2007.

“We are very encouraged by our 2007 operating results and our strong finish to the year! Each of our core Biocides businesses posted higher operating income and improved margins,” said Arch Chemicals’ Chairman, President and CEO Michael E. Campbell. “This strong performance reflects the value of our strategic focus on our core biocides businesses, as well as the benefits of our presence in the world’s fastest-growing regions. In particular, our water products, personal care and industrial biocides businesses delivered record profitability. And our wood protection business made excellent strides as a result of its margin improvement plans in 2007, despite the difficult economic environment in the U.S. housing and construction markets.”

The following compares segment sales and operating income (loss) for the fourth quarters of 2007 and 2006 (including equity in earnings of affiliated companies and excluding restructuring and impairment):

Treatment Products

Treatment Products reported sales of $282.5 million and operating income of $25.2 million compared with sales of $250.8 million and operating income of $2.4 million in 2006.

HTH Water Products

HTH water products reported sales of $87.7 million and operating income of $11.8 million for 2007 compared to sales of $80.9 million and an operating loss of $9.1 million for 2006.

Sales increased $6.8 million, or approximately eight percent, principally due to favorable foreign exchange and volume increases in the Latin American and South African markets.

Operating results improved $20.9 million, as a result of the benefit related to the favorable antidumping duty ruling, as well as lower plant operating costs and higher volumes.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $77.2 million and operating income of $12.4 million compared to sales and operating income of $75.0 million and $13.3 million, respectively, in 2006.

Sales increased $2.2 million, or approximately three percent, principally due to favorable foreign exchange.

Operating income decreased $0.9 million. Included in the operating results for 2006 is the sale of rights to certain intellectual property of $1.2 million. Excluding this sale, operating income was comparable as the benefit from the Company’s profit improvement plans was offset by higher raw material costs.

Wood Protection and Industrial Coatings

Wood protection and industrial coatings reported sales of $117.6 million and operating income of $1.0 million compared to sales and an operating loss of $94.9 million and $1.8 million, respectively, in 2006.

Sales increased $22.7 million, or approximately 24 percent, primarily due to the acquisition of the remaining 51 percent share of the Company’s Australian joint venture ($16.8 million or approximately 18 percent). Excluding the acquisition, sales increased by $5.9 million or approximately six percent. The increase was due to favorable foreign exchange and pricing for both businesses, partially offset by lower volumes. The lower volumes were a result of lower demand for wood protection products as a result of weakness in the U.S. construction market, partially offset by increased demand for industrial coatings, principally in the Eastern European market.

Operating results improved $2.8 million over the prior year. Included within the operating results of 2006 were a $3.6 million charge from the early termination of a supply contract for the wood protection business, a pre-tax gain of $1.2 million for the sale of an investment in the industrial coatings business, and a pre-tax gain of $0.8 million on the sale of excess land for the wood protection business. Excluding these items, operating results improved $1.2 million primarily due to increased volumes and pricing in the industrial coatings business. In the wood protection business, the improved pricing and the positive contribution from the acquisition were more than offset by continued increases in raw material costs and lower volumes in North America.

Performance Products

As a result of the sale of the performance urethanes business in Venezuela during the third quarter of 2007, the Company has adjusted its prior year financial statements to include the results of operations for this business and the loss on the disposition as a component of discontinued operations in accordance with the Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).

Performance Products reported sales of $61.7 million and operating income of $2.2 million compared with sales and operating income of $56.5 million and $7.3 million, respectively, in 2006.

Performance urethanes sales increased approximately 20 percent over the prior year due to higher specialty polyols and glycol volumes. These higher volumes were partially offset by lower pricing as a result of increased competition in the propylene glycol market. Operating income decreased $2.0 million primarily due to the lower pricing and higher raw material costs. Included in 2006 operating income was a pre-tax gain on the sale of certain assets in Brazil of $0.4 million.

Hydrazine sales decreased $4.2 million, or approximately 49 percent, due to decreased Ultra PureTM Hydrazine volumes to the U.S. Government. Operating income decreased $3.1 million primarily due to the decreased requirements from the U.S. Government for the Company’s high-margin Ultra Pure™ Hydrazine.

General Corporate Expenses

General corporate expenses decreased $2.7 million principally due to the mark-to-market impact of the lower stock price in the quarter associated with the Company’s performance-based stock awards and deferred compensation plans. In addition, lower U.K. pension expense was more than offset by higher performance-based incentive compensation expense.

Antidumping Ruling

During the fourth quarter of 2007, the Company recorded a net pre-tax benefit of $12.1 million. The final determination of the antidumping rate has been reviewed for clerical errors by the U.S. Department of Commerce (“DOC”) and may be adjusted. A decision is expected shortly and the Company expects any final adjustment to be immaterial. The net cash proceeds related to this ruling are approximately $7 million. Notices of appeal have been filed contesting the final determination, which may delay the refund the Company is expecting to receive in 2008. The Company has begun paying cash deposits for future imports at the published rate.

Based upon the expected level of purchases of chlorinated isocyanurates from China, the Company estimates an annual ongoing pre-tax benefit of approximately $4 to $7 million, beginning in 2008. Furthermore, at the request of the Company’s supplier, the DOC has initiated an administrative review to determine the final rate for the period of June 1, 2006 through May 31, 2007, during which time the 76 percent rate also applied. Arch expects the DOC to issue its final determination for this review period in the fourth quarter of 2008. Assuming a duty rate consistent with the 2007 ruling, the Company would expect to recognize a net pre-tax benefit of approximately $8 million in the fourth quarter of 2008.

Taxes

The fourth quarter of 2007 includes a benefit resulting from the impact of a change in the Italian corporate tax rate on deferred tax liabilities recorded in purchase accounting, which was principally offset by an increase in a valuation allowance for certain U.K. net operating losses.

2008 Outlook

The Company expects full-year sales to increase by approximately four to six percent. Earnings per share from continuing operations before special items are forecast to be in the $2.55 to $2.65 range. Depreciation and amortization is estimated to be approximately $48 million. Capital spending is anticipated to be in the $50 to $55 million range. The increase in capital spending over 2007 is principally due to the construction of a new biocides plant in China to meet a strategic customer’s growing demand for biocides used in the health and hygiene market. In addition, the Company plans to expand its water chemicals manufacturing capacity in Brazil. The effective tax rate is estimated to be 36 percent. Excluded from the guidance above is an expected $2.0 million pre-tax charge, or approximately $0.05 per share, related to a pension settlement in 2008, associated with the severance recorded in 2007.

The Company’s 2008 outlook assumes continued operating income improvement in the Treatment segment. The HTH water products business is expected to report higher profits due to improved volumes in North America and continued margin improvement in Europe and South Africa. In addition, 2008 guidance for HTH water products reflects the lower antidumping duty deposit rate in 2008 and the estimated pre-tax benefit of approximately $8 million for the open review period. The year-over-year impact of the antidumping duty rate is expected to be comparable. The Company also expects to benefit from continued strong demand for biocides used in the health and hygiene and building products markets as well as from profit improvement initiatives implemented in 2007. These benefits will be partially offset by increased spending for regulatory compliance, pre-start up costs for the Company’s new manufacturing facility in China and higher raw material costs. Wood protection results are forecast to improve as the benefit from new product introductions and cost-reduction initiatives are expected to more than offset the continued weakness in the U.S. construction market. Performance products results are expected to be lower due to higher raw material costs, principally propylene, and lower demand for flexible polyols.

For the first quarter, the Company anticipates earnings per share from continuing operations to be in the $0.10 to $0.15 per share range.

“We expect 2008 to be another year of double-digit earnings improvement, despite the very challenging macroeconomic environment in the U.S. combined with continued pressures from raw material costs,” said Mr. Campbell. “In addition, our relentless focus on improving profit margins and maximizing cash generation will help deliver enhanced shareholder value, including maintaining a healthy dividend.”

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.5 billion. Arch and its subsidiaries provide innovative, chemistry-based solutions to control the growth of harmful microbes. The Company’s concentration is in water, hair and skin care products, pressure-treated wood, paints and coatings, building products and health and hygiene applications. Arch Chemicals operates in two segments: Treatment Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ fourth quarter 2007 earnings conference call on Thursday, February 7, 2008 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•

If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (888) 656-7437, passcode 5365433, in the United States, or (913) 312-1489, passcode 5365433, outside the United States.

•

A telephone replay will be available from 1:00 p.m. on Thursday, February 7, 2008 until 6:00 p.m. (ET) on Thursday, February 14, 2008. The replay number is (888) 203-1112, passcode 5365433; from outside the United States, please call (719) 457-0820, passcode 5365433.

###

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends”, “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of growth in U.S. and European economies; increases in interest rates; economic conditions in Asia; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company’s ability to maintain chemical price increases; higher-than-expected raw material costs and availability for certain chemical product lines; a change in the anti-dumping duties on certain products; price increases due to changes in Chinese taxes related to exports from China; increased foreign competition in the calcium hypochlorite markets; unfavorable court, including unfavorable decisions in appeals of antidumping rulings, arbitration, or jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled, such as the China plant; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global warming; changes in the Company’s stock price; and gains or losses on derivative instruments.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Sales	$344.2	$307.3	$1,487.6	$1,402.9
Cost of Goods Sold (b)	242.5	233.3	1,055.7	1,029.3
Selling and Administration (c)	77.1	73.7	309.7	282.1
Research and Development	5.3	3.8	20.1	18.2
Other (Gains) and Losses (d)	—	(2.4)	(12.8)	(2.4)
Restructuring Expense (e)	0.6	—	8.1	—
Impairment Charge (e)	(0.7)	23.5	7.9	23.5
Interest Expense, Net (f)	1.9	4.7	13.3	20.3

Income (Loss) from Continuing Operations Before Equity in Earnings of Affiliated Companies and Taxes	17.5	(29.3)	85.6	31.9
Equity in Earnings of Affiliated Companies	0.2	0.2	0.5	0.8
Income Tax Provision (Benefit) (g)	7.2	(1.3)	36.8	18.6

Income (Loss) from Continuing Operations	10.5	(27.8)	49.3	14.1
Income (Loss) from Discontinued Operations, Net of Tax (h)	—	(0.5)	0.9	0.1
Loss on Sale of Discontinued Operations, Net of Tax (i)	—	—	(14.9)	—

Net Income (Loss)	$10.5	$(28.3)	$35.3	$14.2

Basic Income (Loss) Per Share:
Continuing Operations	$0.42	$(1.16)	$2.01	$0.59
Income (Loss) from Discontinued Operations, Net of Tax (h)	—	(0.02)	0.04	—
Loss on Sale of Discontinued Operations, Net of Tax (i)	—	—	(0.61)	—

Basic Income (Loss) Per Share	$0.42	$(1.18)	$1.44	$0.59

Diluted Income (Loss) Per Share:
Continuing Operations	$0.42	$(1.16)	$2.00	$0.58
Income (Loss) from Discontinued Operations, Net of Tax (h)	—	(0.02)	0.03	—
Loss on Sale of Discontinued Operations, Net of Tax (i)	—	—	(0.60)	—

Diluted Income (Loss) Per Share	$0.42	$(1.18)	$1.43	$0.58

Weighted Average Common Stock Outstanding—Basic	24.7	24.1	24.5	24.0
Weighted Average Common Stock Outstanding—Diluted	24.9	24.1	24.7	24.3

(a)	Unaudited. As a result of the sale of the performance urethanes business in Venezuela, the Company has adjusted prior period results to include the results of operations as discontinued operations in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
(b)	The three and twelve months ended December 31, 2007 include a benefit of $16.9 million related to the favorable antidumping duty ruling for the period of review from December 16, 2004 through May 31, 2006. The twelve months ended December 31, 2007 includes $0.4 million of inventory disposal costs associated with the Company’s decision to discontinue manufacturing its BIT molecule (“BIT restructuring”). The three and twelve months ended December 31, 2006 include a charge of $3.6 million from an early termination of a supply contract for the Company’s wood protection business.
(c)	Three and twelve months ended December 31, 2007 include $6.3 million of costs as a result of the favorable antidumping duty ruling.
(d)	2007 represents a gain for the completion of a contract with the U.S. Government. 2006 includes a pre-tax gain of $1.2 million from the sale of an investment in an industrial coatings business, a pre-tax gain of $0.8 million from the sale of excess land and a pre-tax gain on the sale of certain assets in Brazil of $0.4 million.
(e)	2007 includes severance, the write-down of manufacturing assets and other related costs principally associated with the BIT restructuring. Impairment for the three months ended December 31, 2007 represents a valuation adjustment on the assets held for sale associated with the BIT restructuring. 2006 relates to the write-down of goodwill for the industrial coatings business.
(f)	Three and twelve months ended December 31, 2007 include $1.5 million of interest income related to the favorable antidumping ruling.
(g)	The twelve months ended December 31, 2007, include a $3.0 million charge for a change in the U.K. tax rate related to pension adjustments previously recorded in equity. In addition, the three and twelve months ended December 31, 2007, include a $1.8 million benefit for the change in the Italian tax rate on deferred tax items originally set up in purchase accounting.
(h)	Represents the results of operations, net of tax, for the performance urethanes business in Venezuela through the date of sale, August 31, 2007, and the CMS business through December 31, 2006.
(i)	Represents the loss on sale of the performance urethanes business in Venezuela.

Arch Chemicals, Inc.

Reconciliation of GAAP to Non-GAAP Information

(In millions, except per share amounts)

The following table reconciles income and diluted income per share from continuing operations to income and diluted income per share from continuing operations before the restructuring and impairment, the impact of the change in the U.K. tax rate related to the Company’s pension plans in the U.K., the impact of the change in the Italian tax rate on deferred tax items set-up in purchase accounting and the gain on the completion of a contract. The table is being provided in order to provide comparability to prior periods and the Company’s earnings guidance for the three and twelve months ended December 31, 2007.

	Three Months Ended December 31, 2007		Twelve Months Ended December 31, 2007
	Income	EPS	Income	EPS
Income from Continuing Operations	$10.5	$0.42	$49.3	$2.00
Add: Restructuring and Impairment, net of tax	1.4	0.06	14.1	0.57
Add: Impact of U.K and Italian tax rate changes	(1.8)	(0.07)	1.2	0.05
Less: Gain on completion of contract with the U.S. Government, net of tax	—	—	(7.8)	(0.32)

Income from Continuing Operations before Restructuring, Impairment, Impact of U.K. and Italian tax rate changes, and Gain on the completion of a contract	$10.1	$0.41	$56.8	$2.30

The following table reconciles income (loss) and diluted income (loss) per share from continuing operations to income (loss) and diluted income (loss) per share from continuing operations before the impairment, charge for the early termination of a supply contract and other (gains) and losses to provide comparability to 2007 results for the three and twelve months ended December 31, 2006.

	Three Months Ended December 31, 2006		Twelve Months Ended December 31, 2006
	Income	EPS	Income	EPS
Income (Loss) from Continuing Operations	$(27.8)	$(1.16)	$14.1	$0.58
Add: Impairment, net of tax	23.5	0.98	23.5	0.97
Add: Payment for early termination of a supply contract, net of tax	2.2	0.09	2.2	0.09
Less: Other (Gains) and Losses, net of tax	(1.4)	(0.06)	(1.4)	(0.06)

Income (Loss) from Continuing Operations before Impairment, Payment for early termination of a contract and Other (Gains) and Losses	$(3.5)	$(0.15)	$38.4	$1.58

The following table reconciles the Company’s full year estimate of earnings from continuing operations before special items for changes related to the Company’s stock price and revised antidumping duty rate:

Year Ended December 31, 2007
Diluted Income (Loss) Per Share:
November 2, 2007 Guidance	$2.07 - $2.17
Plus: Mark-to-market impact on compensation expense of share-based compensation programs (a)	0.15
Less: The change in the antidumping rate from 6.75% to 21.4%	(0.10)

Revised Guidance - Income from Continuing Operations before special items	$2.12 - $2.22

(a)	Impact of stock price of $36.75 for the year ended December 31, 2007, versus the assumed stock price of $45.00.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets (a)

(In millions, except per share amounts)

December 31,	2007	2006
Assets:
Cash & Cash Equivalents	$73.7	$82.4
Accounts Receivable, Net (b)	182.7	139.8
Short-Term Investment (b)	64.1	72.5
Inventories, Net	207.1	174.6
Other Current Assets	31.6	27.8
Assets Held For Sale	—	13.9

Total Current Assets	559.2	511.0
Investments and Advances - Affiliated Companies at Equity	1.9	6.8
Property, Plant and Equipment, Net	201.4	193.3
Goodwill	206.8	202.9
Other Intangibles	149.6	153.6
Other Assets	75.3	82.0

Total Assets	$1,194.2	$1,149.6

Liabilities and Shareholders’ Equity:
Short-Term Borrowings	$29.1	$5.6
Current Portion of Long-Term Debt	0.3	149.0
Accounts Payable	199.5	182.1
Accrued Liabilities	108.0	89.4
Liabilities Associated with Assets Held For Sale	—	4.5

Total Current Liabilities	336.9	430.6
Long-Term Debt	178.8	62.4
Other Liabilities	204.1	290.4

Total Liabilities	719.8	783.4
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
24.7 Shares Issued and Outstanding (24.1 in 2006)	24.7	24.1
Additional Paid-in Capital	451.6	434.8
Retained Earnings	47.0	31.3
Accumulated Other Comprehensive Loss	(48.9)	(124.0)

Total Shareholders’ Equity	474.4	366.2

Total Liabilities and Shareholders’ Equity	$1,194.2	$1,149.6

(a)	Unaudited. As a result of the sale of the performance urethanes business in Venezuela, the Company has adjusted its financial statements to reflect the Venezuelan business as an asset held for sale in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
(b)	The Company sold certain accounts receivable through an accounts receivable securitization program (see Form 10-K for additional information). As a result, accounts receivable have been reduced, and the Company’s retained interest in such receivables have been reflected as a short-term investment. As of December 31, 2007 and 2006, the Company had not sold any participation interests in such accounts receivable.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Twelve Months Ended December 31,	2007	2006
Operating Activities:
Net Income	$35.3	$14.2
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Provided by Operating Activities:
Income from Discontinued Operations	(0.9)	(0.1)
Loss on Sale of Discontinued Operations	14.9	—
Equity in Earnings of Affiliates	(0.5)	(0.8)
Depreciation and Amortization	45.0	44.3
Deferred Taxes	8.0	9.7
Impairment	7.9	23.5
Restructuring Expense (Payments), Net	1.4	(0.3)
Other (Gains) And Losses	(12.8)	(2.4)
Changes in Assets and Liabilities, Net of Purchase and Sales of Businesses:
Accounts Receivable Securitization Program	—	—
Receivables	(5.9)	(12.8)
Inventories	(17.1)	(5.1)
Other Current Assets	(4.6)	1.0
Accounts Payable and Accrued Liabilities	4.7	(6.4)
Noncurrent Liabilities (b)	(32.1)	11.5
Other Operating Activities	10.9	(0.1)

Net Operating Activities from Continuing Operations	54.2	76.2
Cash Flows of Discontinued Operations	(1.6)	5.4

Net Operating Activities	52.6	81.6

Investing Activities:
Capital Expenditures	(41.6)	(26.7)
Businesses Acquired in Purchase Transactions, Net of Cash Acquired	(14.3)	(2.9)
Cash Proceeds (Payments) from the Sales of Businesses	11.6	1.2
Cash Proceeds from Sales of Land and Property	2.8	2.3
Cash Flows of Discontinued Operations	—	—
Other Investing Activities	(0.9)	(3.1)

Net Investing Activities	(42.4)	(29.2)

Financing Activities:
Long-Term Debt Borrowings	150.0	40.0
Long-Term Debt Repayments	(184.8)	(49.6)
Short-Term Borrowings (Repayments), Net	15.4	0.1
Dividends Paid	(19.6)	(19.3)
Cash Flows of Discontinued Operations	(0.8)	(2.2)
Proceeds from Stock Options Exercised and Other Financing Activities	17.4	11.9

Net Financing Activities	(22.4)	(19.1)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	3.5	6.0

Net (Decrease) Increase in Cash and Cash Equivalents	(8.7)	39.3
Cash and Cash Equivalents, Beginning of Year	82.4	43.1

Cash and Cash Equivalents, End of Period	$73.7	$82.4

(a)	Unaudited. As a result of the sale of the performance urethanes business in Venezuela, the Company has adjusted its financial statements to reflect the Venezuelan business as an asset held for sale in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
(b)	The cash used by Noncurrent Liabilities includes a $36.4 million voluntary contribution for the Company’s U.S. pension plans.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales:
Treatment Products:
- HTH Water Products	$95.6	$190.9	$108.6	$87.7	$482.8
- Personal Care and Industrial Biocides	76.9	82.7	84.2	77.2	321.0
- Wood Protection and Industrial Coatings	91.1	115.9	124.5	117.6	449.1

Total Treatment Products	263.6	389.5	317.3	282.5	1,252.9
Performance Products:
- Performance Urethanes	49.1	55.2	55.2	57.3	216.8
- Hydrazine	4.7	4.8	4.0	4.4	17.9

Total Performance Products	53.8	60.0	59.2	61.7	234.7

Total Sales	$317.4	$449.5	$376.5	$344.2	$1,487.6

Segment Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products (c)	$4.5	$42.0	$6.4	$11.8	$64.7
- Personal Care and Industrial Biocides (d)	14.2	12.5	15.1	12.4	54.2
- Wood Protection and Industrial Coatings	1.3	7.0	4.6	1.0	13.9

Total Treatment Products	20.0	61.5	26.1	25.2	132.8
Performance Products:
- Performance Urethanes	2.0	4.7	3.3	1.9	11.9
- Hydrazine (e)	13.1	0.1	—	0.3	13.5

Total Performance Products	15.1	4.8	3.3	2.2	25.4

	35.1	66.3	29.4	27.4	158.2
General Corporate Expenses (f)	(8.2)	(10.6)	(15.7)	(7.9)	(42.4)

Total Segment Operating Income, including Equity in Earnings of Affiliated Companies	26.9	55.7	13.7	19.5	115.8
Restructuring and Impairment (g)	—	(15.6)	(0.9)	0.1	(16.4)
Equity In Earnings of Affiliated Companies	—	(0.2)	(0.1)	(0.2)	(0.5)

Total Operating Income	26.9	39.9	12.7	19.4	98.9
Interest Expense, net	(4.5)	(3.8)	(3.1)	(1.9)	(13.3)

Total Income from Continuing Operations before Equity in Earnings of Affiliated Companies, Taxes and Cumulative Effect of Accounting Change	$22.4	$36.1	$9.6	$17.5	$85.6

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales:
Treatment Products:
- HTH Water Products	$99.4	$197.8	$118.5	$80.9	$496.6
- Personal Care and Industrial Biocides	66.4	75.5	71.8	75.0	288.7
- Wood Protection and Industrial Coatings	87.2	102.6	97.4	94.9	382.1

Total Treatment Products	253.0	375.9	287.7	250.8	1,167.4
Performance Products:
- Performance Urethanes	51.8	56.7	55.9	47.9	212.3
- Hydrazine	4.4	5.3	4.9	8.6	23.2

Total Performance Products	56.2	62.0	60.8	56.5	235.5

Total Sales	$309.2	$437.9	$348.5	$307.3	$1,402.9

Segment Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products	$4.8	$41.4	$5.9	$(9.1)	$43.0
- Personal Care and Industrial Biocides	11.3	11.6	10.5	13.3	46.7
- Wood Protection and Industrial Coatings (h)	1.4	1.0	1.2	(1.8)	1.8

Total Treatment Products	17.5	54.0	17.6	2.4	91.5
Performance Products:
- Performance Urethanes (i)	2.8	4.7	5.4	3.9	16.8
- Hydrazine	(0.2)	0.1	(0.5)	3.4	2.8

Total Performance Products	2.6	4.8	4.9	7.3	19.6

	20.1	58.8	22.5	9.7	111.1
General Corporate (Expenses) Income (f)	(6.9)	(9.8)	(7.3)	(10.6)	(34.6)

Total Segment Operating Income (Loss) including Equity in Earnings of Affiliated Companies	13.2	49.0	15.2	(0.9)	76.5
Impairment (j)	—	—	—	(23.5)	(23.5)
Equity In Earnings of Affiliated Companies	(0.2)	(0.3)	(0.1)	(0.2)	(0.8)

Total Operating Income (Loss)	13.0	48.7	15.1	(24.6)	52.2
Interest Expense, net	(5.2)	(5.5)	(4.9)	(4.7)	(20.3)

Total Income (Loss) from Continuing Operations before Equity in Earnings of Affiliated Companies, Taxes and Cumulative Effect of Accounting Change	$7.8	$43.2	$10.2	$(29.3)	$31.9

(a)	Unaudited. Prior period results have been adjusted as a result of the sale of the performance urethanes business in Venezuela.
(b)	Includes equity in earnings of affiliated companies and excludes restructuring and impairment.
(c)	Fourth quarter and year-to-date 2007 include a benefit related to the antidumping duty ruling for the period of review from December 16, 2004 to May 31, 2006.
(d)	Second quarter and year-to-date 2007 include $0.4 million of inventory disposal costs associated with the Company’s decision to discontinue manufacturing its BIT molecule (“BIT restructuring”).
(e)	First quarter and year-to-date 2007 include a $12.8 million gain for the completion of a contract with the U.S Government.
(f)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company’s accounts receivable securitization program and certain pension expenses.
(g)	2007 includes severance, the write-down of manufacturing assets and other related costs principally associated with the BIT restructuring.
(h)	Fourth quarter and year-to-date 2006 include a $3.6 million charge for an early termination of a supply contract. In addition, fourth quarter and year-to-date 2006 include a pre-tax gain of $1.2 million from the sale of an investment in an industrial coatings business and a $0.8 million pre-tax gain on the sale of excess land in the wood protection business.
(i)	Fourth quarter and year-to-date 2006 include a pre-tax gain of $0.4 million from the sale of certain assets in Brazil.
(j)	Fourth quarter and year-to-date 2006 impairment relates to the write-down of goodwill for the industrial coatings business.